EXHIBIT 10.2

BIOMIMETIC THERAPEUTICS, INC.

AMENDMENT

TO 2001 LONG-TERM STOCK INCENTIVE PLAN

This amendment (the “Amendment”) to the BioMimetic Therapeutics, Inc. 2001 Long-Term Stock Incentive Plan (the “Stock Incentive Plan”) is effective as of March 27, 2008. Terms not otherwise defined in this Amendment shall have the meanings ascribed to them in the Stock Incentive Plan.

A new Section 9 is hereby added to the Stock Incentive Plan as follows:

SECTION 9

CHANGE IN CONTROL – ACCELERATED VESTING

9.1 Accelerated Vesting. Upon a Change in Control, the vesting of all outstanding Incentive Stock Option awards that the Company has granted to any employee who later becomes a Qualified Employee shall be accelerated and exercisable immediately upon the Acceleration Date based on the tenure of the employee at the time of the Change in Control as follows:

Employee’s Tenure (years)	Vesting of all ISO awards
≥ 3	100%
≥2 and <3	75%
≥1 and <2	50%
< 1 year	25%

9.2 Qualified Employee. An employee shall be a “Qualified Employee” if such employee is employed by the Company as a full or part-time employee immediately prior to the Change in Control, and provided that the successor entity takes any one of the following actions following the Change in Control:

(i) terminates the employee’s employment or services without cause within one year of the Change in Control;

(ii) requires that the employee relocate his or her principal place of employment to a location more than 50 miles from the employee’s principal place of employment prior to the Change in Control;

(iii) reduces the employee’s base salary; or

(iv) makes a material reduction in the employee’s job title, duties, responsibilities, requirements or reporting relationship that is inconsistent with the employee’s position with the Company and the employee’s prior title, duties, responsibilities, requirements or reporting relationship; whereby the “Acceleration Date” shall be the earliest date upon which any of the events set forth in items (i) - (iv) becomes effective.

9.3 Change in Control. A “Change in Control” shall be deemed to have occurred if:

(i) a tender offer shall be made and consummated for the ownership of more than fifty percent (50%) of the outstanding voting securities of the Company,

(ii) the Company shall be merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company, as the same shall have existed immediately prior to such merger or consolidation,

(iii) the Company shall sell all or substantially all of its assets to another corporation or entity which is not a wholly-owned subsidiary, or

(iv) a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), shall acquire more than fifty percent (50%) of the outstanding voting securities of the Company (whether directly, indirectly, beneficially, or of record).